                                                        EXHIBIT 10.1

                                                        CONFIDENTIAL










                           ________________________

                                  AGREEMENT
                           ________________________



             for digital transmission on the ASTRA Satellite System

                                   between

                    SOCIETE EUROPEENNE DES SATELLITES S.A.

                                     and

                           UPC BROADCAST CENTRE LTD.

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                                                        CONFIDENTIAL


1.  Interpretation..............................................................4

2.  Agreement...................................................................6

3.  Term........................................................................6

4.  Charges.....................................................................6

5.  Spare TWTA..................................................................7

6.  Unavailability..............................................................7

7.  Excluding Circumstances.....................................................7

8.  Interruption, Testing and Monitoring........................................8

9.  Pre-emption.................................................................9

10. Use of Transponder and Encryption...........................................9

11. Service Information.........................................................9

12. Compliance with Law.........................................................9

13. SES' Authority.............................................................10

14. Assignment.................................................................10

15. Termination................................................................11

16. Effect of Termination......................................................11

17. Force Majeure..............................................................11

18. Limitation of Liability - Exclusivity of Remedies..........................12

19. Indemnities................................................................12

20. Confidentiality............................................................12

21. Trademark - Logo and Press Releases........................................13

22. Notices....................................................................13

23. Severability...............................................................13

24. Waiver.....................................................................13


                                                                    CONFIDENTIAL

25. Entire Agreement.......................................................13

26. Amendment..............................................................14

27. Proper Law and Jurisdiction............................................14

28. Legal Opinion..........................................................14

29. Condition Precedent....................................................14


  SCHEDULE I:   Satellite and Transponder Description and
                Performance Specifications.................................16

  SCHEDULE I:   Customer Signals, Customer Uplink Signals and Uplink
                Facilities.................................................19

  SCHEDULE III: Service(s).................................................21

  SCHEDULE IV:  Monitoring.................................................22

  SCHEDULE V:   Conditional Access system..................................24

**SCHEDULE VI:  Charges....................................................25**

  SCHEDULE VII: Priority and Pre-emption...................................26

  SCHEDULE VIII: ASTRA Access Agreement....................................29

  SCHEDULE IX:  ASIUS......................................................30

                                                                  CONFIDENTIAL


                                       AGREEMENT

                                    DATED_______2000

BETWEEN

(1)  SOCIETE EUROPEENNE DES SATELLITES S.A.                      ("SES")
     6815 Chateau de Betzdorf
     Grand Duchy of Luxembourg

AND

(2) UPC BROADCAST CENTRE LTD.                           (THE "CUSTOMER")
    The Maidstone Studios
    Vinters Park
    Maidstone, Kent ME14 5NZ
    Great Britain


PREAMBLE


(A) SES is the operator of the ASTRA satellite system which comprises several satellites co-located at 19.2 degrees East for the retransmission of television and radio services;

(B) The satellite, described in SCHEDULE I-A hereto, is part of this satellite system;

(C) The Customer wishes to use a transponder of said satellite to transmit the digital services described herein on the terms and conditions set out below;


IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

     1.1 In this Agreement, the following words and expressions shall have the meanings ascribed to them below:

           "Cahier des Charges" : the ministerial enactment (arrete ministerial) of the Luxembourg government setting out the duties to be observed by SES in performance of the Concession;

           "Concession" : the concession contract ("Contrat de Concession") entered into by the government of Luxembourg and SES to enable SES to operate the satellite system and any amendment thereof;



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                                                                    CONFIDENTIAL

     "CUSTOMER DOWNLINK SIGNALS" : DOWNLINK RF(1)--QPSK(2) modulated time division multiplexed carrier carrying the Service(s) from the Customer's Transponder;

     "CUSTOMER SIGNALS" : the bit stream, carrying the Service(s), produced by the Customer and transmitted to the Uplink Facilities for onward transmission via the Customer's Transponder and conforming to Schedule II;

     "CUSTOMER START DATE" OR "CSD" : the date on which the Customer has agreed to commence the transmission of the Service(s) on the Customer's Transponder, being 1 September 2000;

     "CUSTOMER UPLINK SIGNALS" : The RF--QPSK modulated time division multiplexed carrier, carrying the Service(s), transmitted from the Uplink Facilities to the Customer's Transponder and conforming to Schedule II;

     "CUSTOMER'S TRANSPONDER" : the transponder on the Satellite as described in
     Schedule I-B, or any alternative transponder subsequently allocated to the Customer pursuant thereto, and via which the Customer transmits the Service(s);

     "EXPIRY DATE" : the last day of the Term;

     "LIBOR" : the one month London inter bank offered rate, applying to the currency of this Agreement, as quoted by Banque et Caisse d'Epargne de l'Etat in Luxembourg on the due date for payment;

     "MINIMUM TRANSPONDER PERFORMANCE" : as defined in Schedule I-D;

     "OPERATIONAL SERVICE DATE" OR "OSD" : the date on which the SES declared the Satellite operational, being 1 January 1998;

     "PAYMENT PERIOD" : a period of the Term in respect of which payments are payable or have been paid pursuant to Schedule VI;

     "PRE-EMPTION" : the deliberate interruption and/or cessation of the availability of a transponder by SES in accordance with the rules set out in Schedule VII and "PRE-EMPT" shall be construed accordingly;

     "RECEIVED SIGNAL POWER" : as defined in Schedule I-D;

     "SATELLITE" : the ASTRA 1G satellite as described in Schedule I-A;

     "SERVICE(S)" : the Customer's services described in Schedule III;

     "SES ASSOCIATES" : SES' officers, employees, consultants, agents, contractors or sub-contractors. However, it is understood that CLT/DTS performing the play-out for the Customer, are not considered as SES' Associate;

     "SPARE TWTA" : a spare travelling wave tube amplifier which can be switched to



- ---------------
(1)      Radio frequency
(2)      Quadramm phase shift keying

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                                                                    CONFIDENTIAL

          recover traffic on the Satellite;

          "TARGET MARKET" : as defined in Schedule III;

          "TERM" : the duration of this Agreement as specified in Clause 3;

          "TRANSPONDER" : a part of the Satellite which receives, amplifies and frequency-translates the uplink signals and retransmits them as downlink signals;

          "UNAVAILABLE", "UNAVAILABILITY" : as defined in Clause 6;

          "UPLINK FACILITIES" : all equipment and ancillary facilities used to transmit the Customer Uplink Signals to the Satellite conforming to
          Schedule II;

          "VAT" : Value added tax or any similar tax or charge.

     1.2 In case of conflict between this Agreement and the Schedules hereto, this Agreement shall prevail.

2.   AGREEMENT

     With effect from CSD SES will perform the transmission of the Customer Uplink Signals carrying the Service(s) by exclusively providing the Customer's Transponder for the purpose and monitor the digital transmission of the Customer Uplink Signals on the terms set out herein. This Agreement does not include multiplexing and uplinking.

3.   TERM

     This Agreement shall begin on the date hereof and expire at the end of the day on the tenth (10th) anniversary of CSD, being 31 August 2010.

4.   CHARGES

     4.1 The Customer shall pay the charges set out in Schedule VI as of and on the dates set out therein.

     4.2 Sums overdue shall be subject to a late payment interest charge at 2% over LIBOR from the due date. The interest shall accrue on a daily basis.

     4.3 All sums payable by the Customer under Schedule VI are quoted exclusive of any VAT or other sales tax or duties. The Customer undertakes to pay any applicable VAT, other tax or duties upon receipt of an appropriate invoice from SES.

     4.4 All sums due under this Agreement shall be paid in full without set-off, counter-claim or other deduction unless SES commits a material breach. A material breach is a breach which adversely effects the quality of the Customer's Service.

     4.5 Any sums owed by SES to the Customer for Unavailability pursuant to Clause 6 shall be calculated by SES within 15 days from the date on which such an event occurred and shall be paid to the Customer within thirty (30) days thereafter. If the

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                                                                    CONFIDENTIAL

          Customer disagrees with the amount so calculated and notified by SES, the Customer shall so notify SES in writing and the parties shall seek in good faith to resolve the disagreement. After the due date for payment determined hereunder payments for Unavailability shall accrue interest at the rate set out in Clause 4.2, unless such payments are in dispute.

     4.6 In the circumstance set out in Clause 7.2, the Customer shall not be relieved of its obligation to pay the charges payable hereunder.

5.   SPARE TWTA

     If the Customer's Transponder becomes Unavailable and if a Spare TWTA is available, then, subject to the priority rules set out in Schedule VII, SES shall provide its use to the Customer as soon as reasonably possible.

6.   UNAVAILABILITY

     6.1  The Customer's Transponder shall be regarded as Unavailable if:

          6.1.1 the Received Signal Power falls below the Minimum Transponder Performance by more than 1 dB;

          6.1.2 the interruption of the Service(s) pursuant to Clause 8.1 exceeds thirty (30) minutes in any calendar quarter;

          6.1.3 any failure of the Satellite or any part thereof causes an interruption of transmissions of the Service(s).

     6.2 During any period of Unavailability the Customer may obtain temporary bridging services from an alternative service provider. Up to the 30th day of Unavailability the costs of such bridging services shall be split equally between the parties. Thereafter they are on Customer's cost. The Customer's payment obligations hereunder shall be suspended from the start of the period of Unavailability to the end of such period or, if later, the date the Customer's arrangements for bridging services in respect of such period of Unavailability come to an end, however such date shall not be later than 30 days after the end of any period of Unavailability. In this regard, SES shall refund to the Customer the pro rata temporis portion of the charges paid by the Customer for the period of Unavailability and the Customer shall not be liable to pay SES the pro rata temporis portion of the charges payable (but not yet paid) in respect of such period of Unavailability (as applicable).

     6.3 If the Customer's Transponder becomes Unavailable for a period of thirty (30) or more consecutive days, then the Customer may terminate the Agreement by written notice to SES (provided that such notice is sent while the Customer's Transponder is Unavailable) and Clause 16.1 shall apply.

     6.4 Clauses 5, 6.2 and 6.3 shall be the Customer's sole remedies in the event of an Unavailability and SES shall have no other obligation.

7.   EXCLUDING CIRCUMSTANCES

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                                                                    CONFIDENTIAL

     Clauses 6.2 and 6.3 shall not apply:

     7.1 to an Unavailability caused by an act or omission of the Customer or of the Customer's Associates;

     7.2 where the Customer Signals, the Customer Uplink Signals or the Uplink Facilities do not comply with Schedule II or where the Customer Signals are not received by the Uplink Facilities or the Customer Uplink Signals are not received by the Customer's Transponder due to the fault of the Customer, the Customer's Associates, excluding all events of force majeure.

8.   INTERRUPTION, TESTING AND MONITORING

     8.1 SES shall be entitled to interrupt the Service(s) on reasonable notice (where practical in the circumstances) and to require the Customer to cease transmission of the Customer Uplink Signals where necessary (i) to provide the use of a Spare TWTA, and (ii) for operational testing, maintenance, monitoring, preventive or curative repair or adjustment to be carried out either with respect to the Satellite as a whole or part thereof, or one or more of its transponders where necessary, in SES' reasonable opinion, to preserve the integrity of the Satellite or the overall quality of the satellite transmissions in the short, medium or long term. SES shall give the Customer as much notice thereof as is practicable in the circumstances and shall agree with the Customer upon the date and time of interruption wherever possible.

     8.2 SES shall also be entitled to interrupt the Service(s) or to require the Customer to cease transmission of the Customer Uplink Signals if the Customer is in breach of any material obligation hereunder and after receiving notice of such material breach has not within 14 days remedied such breach (except the immediate interruption of the Service is requested by the Luxembourg authorities or as set out hereunder). ALWAYS PROVIDED THAT if such breach is due to a technical issue, SES shall not interrupt the Service(s) without allowing the Customer reasonable period of time to correct it, unless the technical issue either (i) is an interference with another customer of SES, (ii) could cause potentially damage or degradation to the Satellite or to its proper functioning or (iii) could affect the quality of the transmissions provided by the Satellite. Nothing in this Clause 8.2 shall permit SES to interrupt the Service(s) in circumstances where there is a bona fide dispute between the parties as to any fees due to be paid under this Agreement. Any such dispute, if not resolved by negotiation, shall be dealt with as provided in Clause 27.

     8.3 SES shall monitor the Customer Uplink Signals and the performance of the Customer's Transponder in accordance with the provisions of
          Schedule IV and supply an analysis of the results when so requested by the Customer. Such data shall be limited to information which SES can reasonably be expected to obtain and which it can reveal without liability or breach of any duty to any third party. Such information shall be kept confidential.

     8.4 The Customer shall procure that the operator of the Uplink Facilities shall assist SES in making any tests to ensure that such Facilities and the Customer Uplink Signals comply with Clause 10.3.

     8.5 All Service(s) using the Customer's Transponder shall be uplinked from the same uplink antenna.

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                                                                    CONFIDENTIAL

9.   PRE-EMPTION

     - Intentionally deleted -

10.  USE OF TRANSPONDER AND ENCRYPTION

     10.1 The frequencies for the Customer Uplink Signals and the Customer Downlink Signals initially allocated by SES shall be those stated in
          Schedule I-B or notified to the Customer before CSD.

     10.2 The Customer may on 1 July 2000 and shall, on CSD, commence transmitting the Service(s) and thereafter maintain full transmission of the majority of the Service(s) as described in Schedule III.

     10.3 The Customer shall procure that the Customer Signals and Customer Uplink Signals and Uplink Facilities comply with Schedule II and do not interfere with or damage the Satellite or any of its transponders.

     10.4 The Customer may, if so provided in Schedule V, encrypt the Customer Signals provided that the Customer, at its costs, provides SES with ten operational decoders authorised for reception and any other equipment needed to receive the Customer Downlink Signals.

     10.5 SES shall have the right, at any time, to replace the transponder carrying the Service(s) on the Satellite by another transponder on any other ASTRA satellite at the same orbital position provided that the replacement transponder has the same polarization, bandwidth and the same uplink and downlink signal frequency as the transponder used by the Customer prior to such replacement. Unless SES uplinks the Service(s), SES will endeavour to provide to the Customer advance notice of twenty-four (24) hours to perform the necessary operations to uplink the Service(s) to the other ASTRA satellite. To avoid a Service(s) interruption the Customer shall make all necessary arrangements with the operator of the Uplink Facilities to accommodate such a transponder replacement.

     10.6 The Customer shall not use the Customer's Transponder in any way not specified in this Agreement.

11.  SERVICE INFORMATION

     The Customer shall provide to SES the Service(s) information in compliance with Schedule III.

12.  COMPLIANCE WITH LAW

     12.1 The Customer shall comply to all material extent with all laws, regulations or provisions relevant for the performance of this Agreement, shall, where necessary, at all times have and comply with a broadcasting license or authorization for the Service(s) and shall promptly inform SES of any material change thereof where relevant. If the Service(s) is not subject to the laws of a member of the European Union it shall, nevertheless, comply with the provisions of the "Television Without

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                                                                    CONFIDENTIAL

          Frontiers" directive of 3 October 1989, as may be amended, as transposed into the laws of Luxembourg being currently Article 6 and Chapter IV of the Luxembourg Electronic Media Law of 27 July 1991.

     12.2 SES shall not exercise its right to terminate this Agreement under Clause 15.1 by reason of non-compliance by the Customer pursuant to Clause 12.1 except where such non-compliance has been determined by a court or other authority with competent jurisdiction or where otherwise requested by the Government of the Grand Duchy of Luxembourg. Moreover if compliance with Clause 12.1 would result in the contravention of any future law or regulation in the Target Market, the Customer's non-compliance with Clause 12.1 shall constitute an event of force majeure. For the avoidance of doubt the Customer shall incur no liabilities for contravention of applicable law by SES.

13.  SES' AUTHORITY

     This Agreement is subject to the continuing right of SES to provide the Customer's Transponder pursuant to the Concession and the Cahier des Charges. If this right is withdrawn, then this Agreement shall terminate automatically unless the Government of Luxembourg wishes to undertake SES' rights and obligations hereunder. In either case, SES shall be discharged of all liability and obligation to the Customer subject to Clause 16.

14.  ASSIGNMENT

     14.1 Intentionally deleted.

     14.2 SES hereby authorises the Customer at any time to assign its rights under this Agreement to any affiliate under the condition that the Customer agrees to continue to be bound by all its obligations and liabilities hereunder and to hold SES harmless from any breach of this Agreement by its assignee. For the purposes of this Clause 14.2, a company will be regarded as an affiliate of the Customer if the Customer holds not less than a 50% interest in the shares or equivalent of that company or if the company holds at least 50% in the Customer or a company being under common control with the Customer.

     14.3 Upon SES' and the Luxembourg Government prior written consent, which shall not be unreasonably withheld or delayed, the Customer may sub-contract the benefit and the burden of this Agreement to any third party provided that no such sub-contract shall relieve the Customer of its obligations and liabilities under this Agreement and the Customer shall be responsible for the acts, default and omissions of the sub-contractor, its employees and agents as fully as if they were acts, default, omissions of the Customer itself. Upon SES' and the Luxembourg Government prior written consent, which shall not be unreasonably withheld or delayed, the Customer may assign, transfer or otherwise allow any third party to directly or indirectly exercise its rights, in whole or in part. For the avoidance of doubt SES may withhold its consents to subcontracts, assignments, transfers or other allowances to any third party to directly or indirectly exercise the Customer's rights and obligations under this Agreement, in whole or in part, to companies not active in the Target Market. Any income earned from such subcontract shall be due entirely to the Customer.

15.  TERMINATION

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                                                                    CONFIDENTIAL

     In addition to the termination rights provided herein including without limitation the Customer's right to terminate as specified in Clause 6.3, a party may terminate this Agreement forthwith by written notice if the other party:

     15.1 commits a material breach of its obligations hereunder and fails to remedy such breach (if capable of remedy) within thirty (30) days of written notice from the party requiring such breach to be remedied (for the avoidance of doubt, circumstances giving rise to the right to terminate under Clause 6.3 do not constitute a material breach); or

     15.2 is unable to pay its debts as they mature; becomes insolvent; is subject to bankruptcy, moratorium, insolvency or similar proceedings for the relief of financially distressed debtors; is subject to winding up, dissolution or liquidation (judicial or non-judicial) proceedings; voluntarily or involuntarily suspends or discontinues its business; liquidates; makes an assignment for the benefit of its creditors; or is subject to the appointment of a receiver, liquidator or other third party over its assets or business; or

     15.3 has been prevented by an event of force majeure from materially performing its obligations hereunder for sixty (60) days or more. SES will waive its right to terminate the Agreement if and for such period of time the Customer continues to pay the charge hereunder.

16.  EFFECT OF TERMINATION

     16.1 Where the Agreement is terminated (i) by the Customer, pursuant to Clauses 6.3, 15.1 or 15.2, (ii) by either party, pursuant to Clause 15.3, or (iii) automatically pursuant to Clause 13, then SES shall refund to the Customer the pro rata temporis portion of the advance payments made by the Customer pursuant to Schedule VI relating to the unexpired portion of the Payment Period in progress on the date of termination. SES may deduct from such amount all payments, taxes and duties payable to governments or other entities for which the Customer is liable hereunder and all sums owed to SES at that time.

     16.2 Where SES terminates this Agreement pursuant to Clauses 15.1 or 15.2, the Customer shall forthwith pay to SES any sum owed by the Customer to SES at that time and shall continue to be liable for and to pay the charge provided in Schedule VI (as if the Agreement had not been terminated) until such time as SES allocates the Customer's Transponder to another customer. SES shall have no obligation to market the Customer's Transponder in priority to unused transponder capacity on SES' satellites and for a price inferior to that payable by the Customer to SES (unless the Customer makes up for the difference); however, SES shall use its reasonable efforts to mitigate its losses. If the Customer's Transponder is allocated to another customer, SES shall refund to the Customer the pro rata temporis portion of the advance payments made by the Customer pursuant to
          Schedule VI relating to the unexpired portion of the Payment Period in progress on the date at which the other customer starts transmitting.

17.  FORCE MAJEURE

     Neither party shall be considered to be in breach or be liable for any damage suffered by the

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                                                                    CONFIDENTIAL

     other party or its Associates, by reason of any failure to perform any obligation hereunder if and for so long as such failure is the result of an event of force majeure. Subject to Clause 15.3, the respective obligations of both parties shall be suspended for such time as such an event prevents either party from performing its obligations.

18.  LIMITATION OF LIABILITY - EXCLUSIVITY OF REMEDIES

     18.1 Without prejudice to Clauses 5, 6 and 16, neither party shall be liable to the other party in any way whatsoever, except for its gross negligence ("faute lourde") or wilful misconduct ("dol").

     18.2 The remedies expressly provided in this Agreement are the sole remedies available to the parties and the parties waive any other rights that they may have.

19.  INDEMNITIES

     19.1 Each party shall indemnify the other as follows:

          19.1.1 damages caused to third parties as a result of a breach by the indemnifying party of this Agreement or a civil duty;

          19.1.2 infringement of copyright, defamation, libel or invasion of privacy (or any allegation thereof) arising in the course of the use of the Customer's Transponder;

          19.1.3 claims in any way connected with the quality or contents of any programme or display transmitted as part of the Service(s), or with any failure, however caused, to perform an obligation owed to any person to transmit any such programme or display;

          19.1.4 infringement by the indemnifying party by virtue of exercising its rights under this Agreement of any other third party right;

          19.1.5 damage caused to the Satellite by the Customer or the operator of the Uplink Facilities save where SES is said operator.

     19.2 The indemnifying party shall indemnify the other party against all claims, losses, damages or expenses arising from an infringement of patent caused by the use of any apparatus or system provided by the indemnifying party to the other.

     19.3 Neither party shall admit any liability or make any concession in respect of any claim brought against it for which it may seek an indemnity under this Clause 19 without the prior written consent of the indemnifying party and the indemnifying party shall have the right to control any such proceedings at its own costs and expenses.

20.  CONFIDENTIALITY

     Each party shall, and shall procure that its Associates shall, both throughout the Term and thereafter, keep confidential the provisions of this Agreement together with all other information disclosed on a confidential basis by the other party hereunder and shall not disclose the same to any person except when acting under a court order. Unless otherwise

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                                                                    CONFIDENTIAL

     specified in writing, all information regarding the performance of the Satellite or the Customer's Transponder or the business affairs of the parties shall be regarded as confidential. Where necessary to secure its financing or otherwise in the legitimate course of its business, each party shall have the right to disclose this Agreement to its professional advisors, financial institutions and stock exchanges authorities.

21.  TRADEMARK - LOGO AND PRESS RELEASES

     21.1 Each party agrees to allow the other to use its trademark and logo, free of charge, throughout the Term, solely for the purpose of indicating in any document, advertising or communication made or commissioned by such party that the Service(s) is transmitted via the ASTRA satellite system.

     21.2 The parties shall agree on a press release to announce this Agreement.

22.  NOTICES

     Any notice shall be in writing and shall be sent to the address of the party to be served as above written or to such other address previously notified to the other party. All notices shall be delivered by hand, registered, or certified post or facsimile. Notices shall be deemed to have been received: (i) if delivered by hand, upon such delivery, (ii) if sent by post, (seventy-two) 72 hours after the envelope containing such notice was posted, or (iii) if sent by facsimile, when the transmission of the facsimile is complete. Notices sent by facsimile shall be confirmed by letter. The initial facsimile number of the parties are: (i) SES: (352) 710 725 291, (ii) the Customer: (44) 1622 357 002.

23.  SEVERABILITY

     In the event that a provision of this Agreement is held to be invalid, inapplicable or unenforceable such provision shall be replaced by one which comes closest to the intention of the parties and the remaining provisions of this Agreement shall be unimpaired.

24.  WAIVER

     No relaxation, delay or indulgence by either party in enforcing any right under this Agreement shall operate as a waiver thereof.

25.  ENTIRE AGREEMENT

     This Agreement, with the Schedules, is the entire agreement between the parties in connection with the subject matter hereof and there are no other agreements, written or oral. This Agreement supersedes all prior understandings, representations or communications between the parties and each party declares that it has not relied on any representation except as expressly set out herein.

26.  AMENDMENT

     No provision of this Agreement may be amended, waived or terminated, nor may any breach

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                                                                    CONFIDENTIAL

     thereof be waived otherwise than (in each case) by the express written agreement of the parties hereto. The Agreement will, where necessary, be amended to reflect the reasonable changes made by the Luxembourg Government to the Concession or the Cahier des Charges or the Luxembourg Laws.

27.  PROPER LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg and the parties hereby submit to the exclusive jurisdiction of the Luxembourg courts.

28.  LEGAL OPINION

     Intentionally deleted.

29.  CONDITION PRECEDENT

     This Agreement is subject to the approval of the Board of SES, the Board of the Customer and of the Government of Luxembourg. The parties shall each use their reasonable efforts to obtain the approvals required.


                                       ***

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                                                                    CONFIDENTIAL

IN WITNESS WHEREOF the duly authorised representatives of the parties hereto have executed this agreement in two originals on the date first before written.


For and on behalf of
Societe Europeanne des Satellites S.A.

/s/ Romain Bausch                    /s/ Yves Elsen
- -------------------------------     ---------------------------------
Romain Bausch                       Yves Elsen
Director General                    Commercial and Marketing Director


For and on behalf of
UPC Broadcast Centre Ltd.

/s/ MAGNUS TERNSJO                  /s/ Nimrod F. Kovaks
- -------------------------------     ----------------------------------
By: Magnus Ternsjo                  Nimrod F. Kovaks
Title:   Managing Director          Chairman

/s/ Roger Hodge
- -------------------------------
Roger Hodge

                                                                    CONFIDENTIAL

SCHEDULE I:        SATELLITE AND TRANSPONDER DESCRIPTION AND PERFORMANCE
                   SPECIFICATIONS


A. ASTRA 1G SATELLITE DESCRIPTION

1. Satellite Manufacturer                    :   Hughes Communications Int. Inc.

2. Expected Fuel Lifetime (from OSD)         :   15 years

3. Satellite Station-keeping accuracy        :   Longitude +/- 0.10 degrees
                                                 Inclination +/- 0.10 degrees

4. Stabilisation System                      :   3 axis

5. Designed Channel Capacity                 :

A maximum of 22 transponders at end of life can be operated simultaneously. All transponders are eclipse protected and may be selected from the following configurations:

16 transponders in the 13750 - 14000 MHz uplink and 12500 - 12750 MHz downlink frequency band, 40 transponders in the 17300 - 18100 MHz uplink and 11700 - 12500 MHz downlink frequency band (ASTRA 1E/1F backup)

6. Polarization                              :        Dual Linear

7. Cross-polarization isolation (for areas
     within the 50 dBW e.i.r.p. contour) on
     vertical and horizontal transponders    :        Typical 30 dB

For the avoidance of doubt, the specifications set out in Parts B and C below shall constitute part of the terms and conditions of this Agreement but the description of the Satellite in this Part A is for the Customer's information only and shall not constitute any term or condition of this Agreement.

B. SPECIFIC DESCRIPTION OF TRANSPONDER USE

1. Initial transponder number on the Satellite       :        73

2. Customer Uplink Signal frequency                  :        17475.50 MHz

3. Customer Downlink Signal frequency                :        11875.50 MHz

4. Capacity provided                                 :        27.5 Msym/s

5. Hours of transmission                             :        24 hours per day

6. Pre-emptibility status                            :        See Schedule VII-A

7. Polarisation (downlink)                           :        Horizontal

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                                                                    CONFIDENTIAL


C. ORBITAL POSITION AND TRANSPONDER BANDWIDTH

1. Orbital position                                  :        19.2 degrees East

2. Usable Transponder bandwidth                      :        33 MHz


D. TRANSPONDER PERFORMANCE

1. "Minimum Transponder Performance" is defined as a satellite single carrier saturation e.i.r.p. measured under clear sky conditions by a measurement test set-up according to standard engineering practice as described in
     Schedule I-E of:

                  City                      activated on
                                            ASTRA 1G

                  Bialystok                 50.0
                  Gdansk                    50.0
                  Kielce                    51.0
                  Krakow                    52.0
                  Lublin                    50.0
                  Olsztyn                   50.0
                  Radom                     51.0
                  Warsaw                    51.0
                  Wroclaw                   52.0
                  Betzdorf                  51.0
                  Prague                    51.0
                  Bratislava                51.0
                  Budapest                  51.0

     It is understood that SES shall have no obligation to monitor or measure the Minimum Transponder Performance in any sites listed above save for Betzdorf.

2. "Received Signal Power" is defined as signal power in dBW on the ground in Luxembourg measured by a measurement test set-up according to standard engineering practice as described in Schedule I-E. If the measurement is not performed under clear sky conditions, the measured value shall be corrected to account for the effect of weather and propagation conditions.

3. The Minimum Transponder Performance and Received Signal Power shall be those measured or otherwise ascertained where the Customer is complying or procuring compliance with Schedule II.

E.   MEASUREMENT TEST SET-UP AND STANDARD ENGINEERING PRACTICE

     The saturated transponder e.i.r.p. and Received Signal Power is measured under all weather conditions at the SES Satellite Control Facility in Betzdorf, Luxembourg. The measured e.i.r.p. for the Customer's Transponder is kept on record.

     In order to accurately determine each transponder e.i.r.p., a measurement set-up consisting of a calibrated fluxmeter and radiometer is used. The fluxmeter measures the power flux

                                                                    CONFIDENTIAL


density at earth surface created by each individual satellite transponder.

The radiometer measures atmospheric attenuation along the satellite path, assuming the atmosphere to be an absorbing homogeneous medium at a constant temperature. Atmospheric attenuation is measured at the beginning of each e.i.r.p. measurement cycle.

The fluxmeter uses a calibrated antenna, with a calibrated RF measurement subsystem comprising, among others, a LNA, a down converter and a true RMS power sensor. A 33 MHz selectivity bandpass filter is used to reduce errors due to adjacent channel interference during e.i.r.p. measurements.

                                                                    CONFIDENTIAL


SCHEDULE II:       CUSTOMER SIGNALS, CUSTOMER UPLINK SIGNALS AND UPLINK
                   FACILITIES

A.  SPECIFICATIONS OF CUSTOMER SIGNALS AND CUSTOMER UPLINK SIGNALS

     To ensure consistent and uniform reception of high quality video, audio and data services by the users of ASTRA transmitted services, and to allow full inter-operability between different manufacturer's equipment, SES requires each Customer Signal and Customer Uplink Signal to meet the applicable provisions of the following specifications:

     ISO/IEC 13818-1/-2/-3

     Generic coding of moving pictures and associated audio (Part 1: Systems;
     Part 2: Video and Part 3: Audio).

     ETS 300 421

     Digital broadcasting systems for television, sound and data services; framing structure, channel coding and modulation for 11/12 GHz satellite services.

     ETS 300 468

     Digital Broadcasting systems for television, sound and data services: specification for Service Information (SI) in Digital Video Broadcasting
     (DVB) Systems.

     ETR 154

     Implementation guidelines for the use of MPEG-2 Systems, video and audio in satellite and cable broadcasting applications.

     ETR 211

     Guidelines on implementation and usage of service information.

     The Customer agrees to transmit the ASTRA Network Information Table ("NIT") as described in Schedule IX. More specifically, the Customer Uplink Signals shall automatically update its transmitted NIT to reflect any changes of the ASTRA NIT. However, the Customer may modify the parts of the NIT describing the Customer Uplink Signals (e.g. addition of service list descriptor).

B.   CUSTOMER SIGNALS

1. Video source coding shall be as specified in MPEG-2 main profile/main level.

2. Audio source coding shall be as specified in ISO/IEC 13818-3 and as defined in ETR 154.

C.   CUSTOMER UPLINK SIGNAL AND UPLINK FACILITIES

     The Customer shall comply with the specifications and parameters set-out in the ASTRA Access Agreement, a copy of which has been separately provided to the Customer, which may be amended by SES, as necessary, provided that such amendment also applies to other customers on the Satellite.

     More specifically, the Customer Uplink Signals and the Uplink Facilities having access to the ASTRA satellite shall meet the performance requirements established in the ASTRA Access Agreement. SES will provide a reasonable prior notice for any amendment requiring a change of hardware.

     The following parameters shall also be met:

1.   EARTH STATION e.i.r.p.

     For access to the Satellite, the Uplink Facilities must be able to produce a minimum earth station e.i.r.p. of (to be notified by SES to the Customer once the Customer has informed SES of the uplink site) dBW per RF channel for transmissions originated from [to be notified by the Customer to SES].

     However, given that the Service(s) can be transferred to another ASTRA satellite, pursuant to Clause 10.5, such transfer may require a separate earth station and the Customer should note that for such satellite the Uplink Facilities must be able to produce a minimum earth station e.i.r.p. to be determined by SES, which may differ from that of the earth station which accesses the Satellite.

2.   TRANSMISSION STANDARD

     The transmission standard used for the video, audio, and data services shall be in accordance with the specifications given in Section A above.

                                                                    CONFIDENTIAL

SCHEDULE III:        SERVICE(S) (CLAUSE 10)

The Customer's Transponder shall be used exclusively for the transmission of the following packages of television services, and related audio, and other services as specified below all of them targeting at the general public located within the Target Market. The expression "Target Market" means any or all of the following countries: Poland, Czech Republic, Slovakia, Hungary, Romania, Moldova, Bulgaria, Belarus, Russia, Ukraine, Estonia, Latvia, Lithuania, Slovenia, Croatia, Bosnia, Herzegovina, Yugoslavia, Macedonia and Albania. It is understood that those countries are only to such extent part of the Target Market as they are covered by the Satellite footprint.

A. PAY-PER-VIEW SERVICES, being television services for which the viewer pays on the basis of the actual consumption.

B. PAY TV SERVICES, being encrypted television services available upon subscription.

C. UNENCRYPTED SERVICES, being television services available without any special decoding equipment.

D.   OTHER SERVICES [From time to time to be discussed]

E. For each service considered, the Customer shall provide SES with the following information:

1.       Name and address of Operator       :        [        ]
         (if different from Customer)

2.       Name of Television Services        :        [        ]

3.       Type(s) of Programming             :        [        ]

4.       (Primary) Language                 :        [        ]

5.       Hours of transmission              :        [        ]

6.       Teletext Service                   :        [        ]

7.       Encryption                         :        [        ]

8.       License                            :        [        ]

9.       Target Territories                 :        [        ]

10.      Uplink                             :        [        ]

11.      Start of Service                   :        [        ]

The above information, for any given Service, shall be provided at least 30 days before the proposed start date for the Service and shall be subject to the prior written consent of the Luxembourg Government.

                                                                    CONFIDENTIAL

SCHEDULE IV:      MONITORING (CLAUSE 8)

In addition to performing the activities related to controlling the Satellite, SES will also monitor all the transmissions through all its transponders as described below.

SES will maintain a Network Operations Centre (NOC) capable of monitoring the Received Signal Power of the Customer's Transponder on a continual basis in order to produce a computerized record of the RF characteristics of the Customer's Transponder.

As part of these activities, SES conducts a quarterly test using its In Orbit Test System (IOTS) of the performance of each transponder on the ASTRA satellite system. This test will necessitate that the Customer's Uplink Signal be switched off during selected periods of time in accordance with Clause 8.1 for not more than thirty (30) minutes at a time.

If a problem is detected, the NOC Operators will initiate and co-ordinate corrective measures in co-operation with the Uplink Facility which is transmitting the Customer Uplink Signals.

The NOC's specific functions and responsibilities will include:

- -    Receiving and handling reports of Unavailability from customers

- -    Co-ordinating the remedy of the reported difficulty and initiating any necessary procedures required to restore lost or impaired service in the most expedient manner

- -    Maintaining a complete and accurate record of all reported and observed service failures, impairments, and customer contacts

- -    Co-ordinating the overall line-up, pre-service tests, and actual provisions of service

- -    Arranging the routine monitoring of the Customer's Transponder as described above

- -    Ensuring that any potential events that may affect the operation of the
     Satellite as a whole or of the Customer's Transponder (sun transit, routine testing, etc.) are notified to the Customer as soon as practicable and in advance if possible

The reporting points for operational purposes shall be:

AT THE CUSTOMER:           UPC Broadcast Centre Ltd.
                           The Maidstone Studios
                           Vinters Park
                           Maidstone, Kent ME14 5NZ
                           Great Britain

                           phone:           (44) 1622 357 081
                           fax:             (44) 1622 357 002

                           email:           sunny.kapoor@upcbroadcast.co.uk

                                                                    CONFIDENTIAL

AT SES:           Network Operations Centre
                  Satellite Control Facility
                  6815 Chateau de Betzdorf
                  Grand Duchy of Luxembourg

                  phone: for urgent problems only:

                           (352) 719 036

                  phone: for normal operating and general use:

                  phone:            (352) 710 725-560
                  fax:              (352) 710 725-741
                                    (352) 710 725-213

                  Attn: Head Network Operations Centre

The above telephone and facsimile numbers are subject to change by SES or the Customer.

                                                                    CONFIDENTIAL

SCHEDULE V:                CONDITIONAL ACCESS SYSTEM

The Customer may encrypt the Customer Signals using such system as it shall reasonably select, in conjunction with SES. The conditional access system selected shall be DVB compliant (based upon the DVB common scrambling algorithm and mechanisms). A conditional access system cannot be applied to the Customer Signals during the time period where SES provides, in its ground station in Betzdorf, encoding and multiplexing of the Customer Signals.

                                                                    CONFIDENTIAL



SCHEDULE VI:      CHARGES (CLAUSE 4)

A. The charge payable by the Customer to SES in each Year of this Agreement (a Year being for the purposes of this Schedule a period of 365 days which commences on CSD or any anniversary of that date) shall be the sum of the fees to be determined in accordance with paragraphs (i) and (ii), subject always to paragraph (iii):

(i)   an annual fixed fee of *.

      The annual fixed fee shall be paid on CSD and each anniversary thereof.

(ii) A variable fee of * for each qualifying digital household in excess of * households, payable at Year's end. The expression
      "qualifying digital household" is calculated on the basis of households located in the Target Market in which an occupant has a current contract with the Customer or one of its affiliates or authorised agents or distributors which gives him the right to receive any service of the Customer and/or any affiliates of the Customer that are transmitted using the Customer's Transponders by means of direct pick-up by the occupant (via direct-to-home) of the digital signal on an Integrated Receiver Decoder (IRD) available in the Target Market.

      Following determination of the number of qualifying digital households at the end of the relevant Year, the variable payment will be payable on the average number of qualifying digital households at the said Year (2 point average) in excess of * households, thirty (30) days after notification.

      Any calculation of the number of qualifying digital households shall be verified by an independent auditor to be agreed upon by the parties.

(iii) The aggregate charges payable by the Customer to SES in any Year in all circumstances shall not exceed EURO 6,000,000.

B. The Customer shall effect payment of all charges to the bank account identified by SES in the corresponding invoice.

C. The daily rate of charge to be applied for the purposes of calculating any refund to be made pursuant to Clause 6 of the Agreement shall be the aggregate charges payable for the Year in the course of which an Unavailability occurred divided by the number of days contained in said Year.

[* Confidential treatment requested; omitted portions have been filed separately with the Securities and Exchange Commission]

                                                                    CONFIDENTIAL


SCHEDULE VII:    PRIORITY AND PRE-EMPTION


A-Customer Status

The Customer shall have the status of : Non-Pre-emptible Customer as defined in Part B below. No customer of SES on the ASTRA 1G satellite is Pre-emptible at the moment. When this changes SES will inform the Customer without undue delay.

B-CATEGORIES OF USE

SES customers using the ASTRA satellite system shall be accorded (for each transponder used) priority status as: Protected, Non-Pre-emptible or Pre-emptible.

1.   PROTECTED CUSTOMERS:

     a.   will not be subject to pre-emption by other customers;

     b. will be entitled to be provided with the use of a back-up transponder (this will require the pre-emption of Pre-emptible Customer); and

     c. Shall have the benefit of Spare TWTAs, in preference to certain other customers, as set out in Part C below.

2.   NON-PRE-EMPTIBLE CUSTOMERS:

     a.   will not be subject to pre-emption themselves;

     b.   will have no rights of pre-emption themselves; and

     c.   shall have the benefit of Spare TWTAs as set out in Part C below.

3.   PRE-EMPTIBLE CUSTOMERS:

     a.   have no rights of pre-emption themselves;

     b. may have their transponder pre-empted, as set out in Part D below, in order to provide a back-up transponder to a Protected Customer; and

     c. shall have the benefit of Spare TWTAs, but subject to the rights of other customers in this Schedule, as set out in Part C below.

C- PRIORITY RULES FOR SPARE TWTAS

As a general rule, Spare TWTAs on the Satellite will be provided on a first failed / first served basis.

However, in the event of simultaneous transponder failures (or where the sequence of failures cannot be determined) on the Satellite, and if the number of failures exceeds the number of available Spare TWTAs, then the following rules shall apply:

1. Protected Customers have priority over Non-Pre-emptible Customers who, in turn, have priority over Pre-emptible Customers.


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


                                                                    CONFIDENTIAL

2. Where, pursuant to this Schedule, conflicting rights to Spare TWTAs arise between customers with the same priority status, priority shall be given in accordance with the following rules:

     a. customers whose service starts on the Operational Service Date ("OSD Customer") shall have priority over those whose service starts at a date after such Operational Service Date;

     b. between OSD Customers, priority shall be determined by reference to the expiry dates of their contracts so that the customers with the later dates of expiry have priority over customers with earlier expiry dates;

     c. between OSD Customers whose contracts expire on the same date, priority shall be determined by reference to the dates on which they signed contracts for the use of a transponder, so that the customers who signed earlier have priority over those who signed later;

     d. between customers whose services start after the Operational Service Date ("Post OSD Customers"), priority shall be determined by reference to the customer start dates, so that the customers with earlier customer start dates shall have priority over customers with later customer start dates;

     e. between Post OSD Customers who have the same customer start dates, priority shall be determined in the same manner as applicable for OSD Customers under Paragraph 2(b) and (c) above; and

     f. between customers originating from different satellites (i.e. customers whose initial transponder was located on an ASTRA satellite other than the Satellite), priority shall be determined by reference to their respective start date on their respective initial satellite, so that the customers with earlier customer start dates shall have priority over customers with later customer start dates.

3. For the purpose of the above rules, (i) the expiry date of a contract shall, in case of extension of the contract, refer to the extended expiry date, and (ii) the customer start date refers to the start date of a customer's initial service and is not affected by any subsequent change of the service transmitted under a given customer contract.

D-PRE-EMPTION RULES

1. If Part A above provides that the Customer has the status of Pre-emptible Customer, then the Customer's Transponder shall be pre-emptible on the terms set out below.


2.   a.   SES shall have the right to pre-empt the Customer's Transponder to provide back-up capacity to restore the service of a Protected Transponder in respect of which SES is contractually bound to provide back-up capacity at the time pre-emption occurs and if there is no Spare TWTA that can be used to restore the Protected Transponder's service.

     b. A used herein, "Protected Transponder" means the transponder of a Protected Customer on another ASTRA satellite, to be nominated by SES and notified by SES to the Customer at any time, the protection of which directly or indirectly requires the pre-emption of the Customer's Transponder. There may be several Protected Transponders nominated by SES, provided that each is on a different ASTRA

                                                                   CONFIDENTIAL


          satellite. SES may increase or reduce the number of Protected Transponders at any time by giving prior written notice to the Customer.

3.   To Pre-empt the Customer's Transponder:

     a. SES will give the Customer at least 24 hours advance warning (by fax or phone) of such pre-emption save in the event of consecutive failures of a Protected Transponder, in which case such pre-emption warning may be shorter, it being understood that SES will keep the Customer informed of the status of the Protected Transponders affected by such consecutive failures; and

     b. at the expiry of the aforementioned advance warning, SES shall have the right to forthwith interrupt the transmission of all video and audio services using the Customer's Transponder and the Customer shall therefore forthwith, upon SES' request, interrupt the transmission of the Customer Uplink Signal. SES shall in addition have the right to interrupt the reception of the Customer Uplink Signals by the Customer's Transponder.

4. The Customer shall comply diligently with SES' instructions for the purpose of implementing the pre-emption and shall require the operator of the Uplink Facilities to do the same.

5.   a.   If SES pre-empts the Customer's Transponder, then, at that time,
          SES' obligation to provide the use of the Customer's Transponder, and the Customer's obligation to pay the corresponding charge, shall be suspended. The Agreement shall terminate 30 days after the pre-emption date unless SES, within this period, restores the Protected Transponder in respect of which pre-emption was implemented. If such restoration occurs after this 30 days period, then SES shall offer the Customer's Transponder back to the Customer on the terms set out in this Agreement for the outstanding period of Term. The Customer shall have fifteen (15) days to accept SES' offer.

     b. Upon termination of the Agreement pursuant hereto, as the case may be,

          (i) SES shall refund to the Customer the pro rata temporis portion of the advance payments made by the Customer pursuant to
                Schedule VI and relating to the unexpired portion of the period (in respect of which the Customer has paid in advance) in progress on the date of pre-emption; or

         (ii) the Customer shall pay to SES all outstanding sums owned to SES at the time of termination.

6.   a.   The Customer shall fully co-operate with SES for the exercise, by
          SES, of its right of pre-emption, provided herein and shall not raise any objection, initiate any legal proceedings against SES or the Protected Customer benefiting from the pre-emption, or take other steps, to prevent, delay or obstruct the exercise of this right and the Customer shall be liable for all damages suffered by SES or such Protected Customer in connection therewith.

     b. The Customer shall not make any claim against SES or the Protected Customer benefiting from the pre-emption in connection with the exercise, by SES, of its right of pre-emption and shall indemnify SES against any related third party claim.

                                                                  CONFIDENTIAL


SCHEDULE VIII:   ASTRA ACCESS AGREEMENT

                                                                  CONFIDENTIAL


SCHEDULE IX:   ASIUS